Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-46709



                             11,325,925 Common Units

                       KINDER MORGAN ENERGY PARTNERS, L.P.

                   Prospectus Supplement dated April 14, 1998

             Offer to Exchange Variable Rate Exchangeable Debentures
           Due 2010 of SFP Pipeline Holdings, Inc. for Common Units of
                      Kinder Morgan Energy Partners, L.P.


      The record date for the May 15, 1998 interest payment on the Variable Rate Exchangeable Debentures Due 2010 of SFP Pipeline Holdings, Inc. is April 30, 1998 and not April 1, 1998 as indicated in the Prospectus and the accompanying Letter of Transmittal. This Prospectus Supplement amends and updates the Prospectus of Kinder Morgan Energy Partners, L.P. dated April 14, 1998 relating to the above referenced Offer to Exchange. The Prospectus must be accompanied by this Prospectus Supplement.